Exhibit 99.1

                                      The Brink’s Company
                                      1801 Bayberry Court
                                      P.O. Box 18100
                                      Richmond, VA 23226-8100 USA
                                      Tel. 804.289.9600
                                      Fax 804.289.9770

PRESS RELEASE

Contact:                                                                                                                                                                        FOR IMMEDIATE RELEASE
Investor Relations
804.289.9709

THE BRINK’S COMPANY REPORTS HIGHER EARNINGS FOR 2008 FOURTH QUARTER AND FULL YEAR
Fourth-Quarter Earnings from Continuing Operations Up 8%, 2008 Earnings Rise 68%

RICHMOND, Va., February 4, 2009 – The Brink’s Company (NYSE: BCO), a global leader in security-related services, reported fourth-quarter earnings of $39 million or 83 cents per share versus $36 million or 76 cents per share in the fourth quarter of 2007.  Full-year earnings rose 68% to $132 million or $2.82 per share.  Results are summarized in the following table:
	Three Months Ended			Years Ended
	December 31,		Percent	December 31,		Percent
(In millions, except per share amounts)	2008	2007	Change	2008	2007	Change

Revenues	$760	757	-	$3,164	2,735	16%
Segment operating profit	69	76	(9%)	272	223	22%
Operating profit	69	61	15%	229	161	42%
Income from continuing operations	39	36	8%	132	78	68%
Net income	37	54	(33%)	183	137	34%
Diluted earnings per common share:
Continuing operations	$0.83	0.76	9%	$2.82	1.67	69%
Net income	0.78	1.15	(32%)	3.93	2.92	35%
*For additional details, see financial information on pages 10-18.

Fourth-Quarter 2008 Versus 2007
Fourth-quarter income from continuing operations increased to $39 million or 83 cents per share.  Reported revenue was up slightly at $760 million.  On a constant currency basis, revenue increased 10%.  (See non-GAAP reconciliation for constant currency on page 11.)

Segment operating profit at Brink’s, Incorporated was $69 million, down 9%.  On a constant currency basis, segment profit fell 2%.  In addition to the negative effect of currency translation, the profit decline reflects lower results in the EMEA (“Europe”) region and higher acquisition-related expenses, partially offset by improved results in Latin America and North America.  Segment operating profit margin was 9.1% versus 10.1% in the year-ago quarter.
Total operating profit for the quarter was $69 million, up 15%.  On a constant currency basis, total operating profit rose 24%.  The improvement was due primarily to a pretax gain of $12 million (16 cents per share after taxes) on the sale of coal assets, improved results in Latin America, and a $3 million reduction in postretirement benefit expenses from former operations.
Approximately 70% of fourth-quarter revenue and segment operating profit was generated outside North America (“international operations”).  Foreign exchange rates reduced quarterly revenue by $70 million and operating profit by $6 million versus the year-ago period.
Fourth-quarter 2008 results include a pretax loss of $7 million (10 cents per share after taxes) related to the impairment of investment assets.  The loss is reflected on the income statement in “Interest and other income (expense), net.” (See table on page 13.)
Corporate expense was down slightly, despite $3 million in foreign exchange transaction losses.  (See table on page 14).
Results in the 2008 quarter also benefited from a lower effective tax rate (see “Taxes” on page 7).  Minority interest expense increased by $2 million (after taxes) due mainly to profit growth in Latin America.
Michael T. Dan, chairman, president and chief executive officer of The Brink’s Company, said: “Brink’s delivered strong fourth-quarter and full-year results, despite an extremely challenging business environment that worsened as the year progressed.
“As we begin 2009, it is clear that this year’s results will be affected by economic weakness in most of the markets we serve.  The diamond and jewelry segment of our Global Services unit has been hit particularly hard.  In addition to the economic headwinds, 2009 results will also be affected by changing foreign exchange rates and substantially higher expenses related to pension and retiree medical plans.  Earnings comparisons will also be more difficult due to the completion in 2008 of the currency conversion project in Venezuela, which was a significant contributor to last year’s first and second-quarter profits.
“Despite these factors, we currently see 2009 organic revenue growth in the mid to high single-digit percentage range, with an operating profit margin close to 8%.  As we move through the first half of the year, which is typically slower for Brink’s than the second half, our visibility should improve and we will provide an updated outlook.
“Our longer term goals, which assume an eventual turnaround in the global economy, have not changed.  We’re targeting revenue growth in the high single-digit percentage range and margin improvement of 50 basis points per year.  And our goal to eventually achieve a 10% margin is still realistic when economic conditions improve.
  “The economic crisis will continue to test Brink’s and its competitors.  As a global leader in secure logistics, we are well positioned to weather the storm.  Our competitive advantages are compelling—we have the world’s premier security brand, a global footprint, the industry’s broadest array of value-added services, and the financial strength to address our challenges even as we pursue growth opportunities.  In addition, we have already captured substantial savings through company-wide cost reductions and will take further steps to improve near-term profitability.  I’m confident that Brink’s will emerge from this difficult period in an even stronger position than we are in today.”
For a description and other details regarding organic revenue growth, which is a non-GAAP measure, see the tables on pages 17 and 18.

International Operations
Fourth-Quarter 2008 versus 2007

Fourth-quarter revenue from international operations rose 1% to $530 million.  On a constant currency basis, international revenue was up 13%.
International operating profit declined 15% to $48 million, down from $57 million, due mainly to a negative impact of approximately $5 million related to foreign exchange rate changes as well as lower results in Europe, partially offset by higher profits in Latin America.  The operating profit margin for international operations was 9.1%, down from 10.8% in 2007.
EMEA (Europe, Middle East, Africa):   Fourth-quarter revenue declined 3% to $318 million.  On a constant currency basis, revenue increased 9%.  Operating profit declined versus the year-ago quarter due primarily to lower results in several European countries and changes in foreign exchange rates.  The company is focused on turnaround efforts in underperforming countries and will continue its efforts to reduce costs and pursue operating efficiencies.

Latin America:   Fourth-quarter revenue increased 9% to $195 million.  Revenue increased 20% on a constant currency basis.  Revenue for the fourth quarter of 2007 includes $4 million related to the currency conversion project in Venezuela.  Operating profit was up significantly over last year due primarily to improved performance in several countries.
Asia-Pacific:   Fourth-quarter revenue was $17 million, relatively flat compared to 2007 and up 6% on a constant currency basis.  Operating profit declined due primarily to the negative impact of foreign exchange rates and lower diamond and jewelry volume, partially offset by higher commodity volume in currency and precious metals.

North American Operations
Fourth-Quarter 2008 versus 2007

Fourth-quarter revenue in North America was $230 million, down 1%.  On a constant currency basis, revenue increased 3%.  Operating profit rose 6% to $21 million due primarily to improved results in cash-in-transit operations and lower selling, general and administrative expenses.  On a constant currency basis, operating profit rose 10%.  These improvements offset the effect of generally lower activity in Global Services, particularly in the diamond and jewelry segment.   The operating margin for the quarter was 9.1%, up from 8.5% in last year’s fourth quarter.

Full-year 2008 Versus 2007
Full-year income from continuing operations rose 68% to $132 million or $2.82 per share, up from $78 million or $1.67 per share in 2007.  The increase reflects strong organic profit growth from international operations, the gain on coal asset sales, lower postretirement expenses, and a lower effective income tax rate.  The positive impact of these items was partially offset by lower profits in North America, higher minority interest expenses, foreign exchange transaction losses, an impairment charge related to investment assets, and higher expenses related to strategic reviews.
Full-year 2008 revenue from continuing operations was $3.2 billion, up 16%.  Revenue increased 12% on a constant currency basis, reflecting organic growth across all regions.  Revenue for 2008 includes $51 million related to a completed currency conversion project in Venezuela, $35 million of which was recorded in the first quarter of 2008.  Excluding the impact of this nonrecurring revenue, organic revenue growth was 10%.   (See Non-GAAP Reconciliation for organic revenue growth on pages 17 and 18.)

Full-year segment operating profit for Brink’s, Incorporated increased 22% to $272 million due mainly to strong profit growth in international operations, partially offset by a profit decline in North America.  On a constant currency basis, segment profits were up 20%.  Segment operating profit margin was 8.6% for the year, up from 8.2% in 2007.
Total operating profit in 2008 was $229 million, up 42%.  On a constant currency basis, total operating profit rose 39%.  The increase was driven primarily by higher profits from international operations, the sale of coal assets, and lower costs related to postretirement benefits from former operations.
In 2008, approximately 70% of revenue and 79% of segment operating profit was generated outside North America.  Foreign exchange rates had a positive translation impact of $98 million on revenue and $4 million on operating profit.  This profit figure does not include foreign exchange transaction losses, which are recorded in corporate expense, net.

Capital Expenditures
Capital expenditures during the quarter totaled $46 million, bringing full-year capital spending to $165 million.  Capital spending in 2009 is expected to be between $165 million and $175 million.

Recent Events
On January 30, Brink’s acquired 80% ownership of a secure logistics company based in Moscow, Russia.  The relatively small acquisition increases the company’s presence in a region that has long-term growth potential.
On January 8, Brink’s acquired Sebival-Seguranca Bancaria Industrial e de Valores Ltda. and Setal Servicos Especializados, Tecnicos e Auxiliares Ltda. (“Sebival”) for approximately $50 million.  Headquartered in Campo Grande, Sebival is a leading provider of cash-in-transit (CIT) and payment processing services in midwestern Brazil.  The company employs 3,300 people and generates annual revenue of approximately $60 million.  Sebival was established in 1970 and has 20 branch locations.
On November 14, the company completed the sale of certain coal assets to Massey Energy Company (NYSE: MEE) for $10 million in cash and the buyer’s assumption of approximately $6 million in related leasehold and reclamation liabilities.  A pretax gain of $12 million was recorded in the fourth quarter in connection with the transaction.  Approximately $4 million in additional gains are expected to be recognized in 2009 as liabilities are formally transferred to Massey.  Massey also agreed to purchase other lower-valued coal assets and related rights from Brink’s pending satisfaction of certain other conditions.
On October 31, The Brink’s Company completed the spin-off of Brink’s Home Security Holdings, Inc. (“BHS”).  BHS results and corporate expenses related to the spin-off are reported in discontinued operations.
During the quarter, Brink’s purchased 160,500 shares of its outstanding common stock for $4 million or an average cost of $24.03 per share.  In 2008, the company spent a total of $57 million on share repurchases.
This year, through January 31, Brink’s repurchased 210,000 shares for $5 million or an average cost of $26.04 per share and now has $34 million remaining on its $100 million repurchase authorization.
In the fourth quarter of 2007, Brink’s repurchased $4 million of its stock under the current authorization.

Corporate Expense, Net
Total corporate expense, net, in the fourth quarter of 2008 was $12 million, a slight decline versus the year-ago period, despite $3 million in foreign exchange transaction losses.  These losses were partially offset by $1 million in royalty income from BHS.
For the full year, corporate expense increased 14% to $55 million.  The higher expenses included $8 million in foreign exchange transaction losses and $5 million related to strategic reviews and proxy matters.  Expenses totaling $13 million related to the spin-off of BHS were reclassified to discontinued operations.

Former Operations
Former operations generated $12 million of income in the fourth quarter compared to expenses of $3 million in the 2007 quarter.  The improvement was driven by a $12 million gain on the sale of coal assets and a $3 million reduction in postretirement benefit expenses.  For the full year, postretirement medical expenses totaled $4 million, but are expected to increase substantially in 2009 (see details below).

Obligations Related to U.S. Postretirement Plans
Between December 31, 2007 and December 31, 2008,  the funded status of the company’s U.S. pension and retiree medical plans declined by $456 million due primarily to market losses in the fourth quarter of 2008.
The decrease in the funded status of the plans related to the market losses had no effect on 2008 net income.  However, 2009 expenses related to the plans are expected to be $29 million, up $36 million from a $7 million credit in 2008.  The expected increase in expenses is driven by lower asset values, which will result in lower expected earnings and higher amortization of actuarial losses.  The estimated $36 million of increased expenses are expected to be incurred as follows:  North American segment operating profit will absorb $4 million and former operations expense will increase by $32 million.  Expenses for the U.S. pension plan are calculated using the market-related value of assets, which spreads the effects of volatility over several years.  As a result, pension expense is expected to continue increasing after 2009.  Based on asset values, discount rates, inflation rates and other actuarial assumptions at the end of 2008, total postretirement expenses are expected to be $40 million in 2010, $46 million in 2011 and $51 million in 2012.

Brink’s is not required to make a contribution to its U.S. pension plan in 2009, but expects to contribute $42 million to the plan in 2010 (based on actuarial assumptions at the end of 2008) in order to comply with the Pension Protection Act of 2006.  The company expects to make average annual contributions of approximately $70 million from 2011 through 2014.  The amount of these required contributions may vary as they are subject to potential changes in asset values, discount rates on future obligations, assumed rates of return, and potential legislative action.  The company may elect to make a discretionary contribution in 2009, thereby reducing future expected contributions.

Taxes
The effective income tax rate in the fourth quarter of 2008 was 25.0% versus the year-ago rate of 28.3%.  The lower 2008 rate is due primarily to a net reduction in valuation allowance activity as a result of improved performance.  The higher 2007 rate included adjustments to tax assets and liabilities due to tax law changes and audit results.
The effective income tax rate of 23.6% for full-year 2008, which reflects the reclassification of BHS results into discontinued operations for all periods, was lower than the prior-year rate of 37.0%.  The Brink’s Company’s effective tax rate for 2009 is expected to be between 30% and 33%.

Discontinued Operations
The fourth-quarter loss from discontinued operations was 4 cents per share versus income of 40 cents per share in the fourth quarter of 2007.  Fourth-quarter results from discontinued operations include three months of operating results from BHS in 2007 compared to one month in 2008.  The loss in the 2008 quarter also includes costs associated with the spin-off, which were not deductible for tax purposes.

Net Income
Fourth-quarter net income, which includes results from continuing and discontinued operations, was $37 million or 78 cents per share versus $54 million or $1.15 per share in 2007.

Conference Call
    The company will host a conference call today, February 4, at 11:00 a.m. eastern time to discuss this press release. Interested parties can listen to the conference call by dialing (877) 407-0778 (domestic) or (201) 689-8565 (international), or via live webcast at www.brinkscompany.com. Please dial in at least five minutes prior to the start of the call. Dial-in replay will be available through February 18, 2009, by calling (877) 660-6853 (domestic) or (201) 612-7415 (international).  The conference account number is 286 and the conference ID for the replay is 309797.  A webcast replay will also be available at www.brinkscompany.com.

About The Brink’s Company
The Brink’s Company (NYSE:BCO) is the world’s premier provider of secure transportation and cash management services.  For more information, please visit The Brink’s Company website at www.brinkscompany.com or call toll free 877-275-7488.

Forward-Looking Statements
    This release contains both historical and forward-looking information.   Words such as “anticipates,” “estimates,” “expects,” “projects,” “intends,” “plans,” “believes,” “may,” “should” and similar expressions may identify forward-looking information.  Forward-looking information in this release includes, but is not limited to, future revenue growth, cash flow and earnings for The Brink’s Company, including organic revenue growth and operating profit margin in 2009 and long-term revenue growth and operating profit margin, the impact of the current global economic downturn, changing foreign exchange rates and higher retirement plan expenses on the Company’s operations, the pursuit of growth opportunities, turnaround efforts and the pursuit of operating efficiencies in underperforming operations in Europe, pension and postretirement medical expenses in 2009 and beyond, expected pension plan contribution amounts in 2009 and beyond, future growth of the Company’s CompuSafe® service and the impact of value-added services on revenue and margin growth, cost reduction efforts, expected capital expenditures for 2009, and the anticipated annual effective tax rate for 2009.  The forward-looking information in this release is subject to known and unknown risks, uncertainties and contingencies, which could cause actual results, performance or achievements to differ materially from those that are anticipated.

    These risks, uncertainties and contingencies, many of which are beyond the control of The Brink’s Company, include, but are not limited to the impact of a potential global economic slowdown on the Company’s business opportunities, access to the credit markets and funding requirements for its pension plans and other employee benefits, the recent market volatility and its impact on the demand for the services of Brink’s, the implementation of investments in technology and value-added services and cost reduction efforts and their impact on revenue and profit growth, the ability to identify and execute further cost and operational improvements and efficiencies in the core business, the ability to cost effectively match customer demand with appropriate resources, the willingness of Brink’s customers to absorb fuel surcharges and other future price increases, the actions of competitors, the Company’s ability to identify strategic opportunities and integrate them successfully, acquisitions and dispositions made in the future, Brink’s ability to integrate recent acquisitions, decisions by the Company’s Board of Directors, regulatory and labor issues and higher security threats, the impact of turnaround actions responding to current conditions in Europe, the return to profitability of operations in jurisdictions where Brink’s has recorded valuation adjustments, the input of governmental authorities regarding the non-payment of customs duties and value-added tax, the stability of the Venezuelan economy and changes in Venezuelan policy regarding exchange rates for dividend remittances, variations in costs or expenses and performance delays of any public or private sector supplier, service provider or customer, the ability of the Company and its subsidiaries to obtain appropriate insurance coverage at reasonable prices, positions taken by insurers with respect to claims made and the financial condition of insurers, safety and security performance, Brink’s loss experience, changes in insurance costs, risks customarily associated with operating in foreign countries including changing labor and economic conditions, currency devaluations, safety and security issues, political instability, restrictions on repatriation of earnings and capital, nationalization, expropriation and other forms of restrictive government actions, costs associated with information technology and other ongoing contractual obligations, costs associated with the purchase and implementation of cash processing equipment, changes in the scope or method of remediation or monitoring of the Company’s former coal operations, the timing of the pass-through of certain costs to third parties and the timing of approvals by governmental authorities relating to the disposal of the coal assets, changes to estimated liabilities and assets in actuarial assumptions due to payments made, investment returns, annual actuarial revaluations, and periodic revaluations of reclamation liabilities, the funding levels, accounting treatment, investment performance and costs of the Company’s pension plans and the VEBA, whether the Company’s assets or the VEBA’s assets are used to pay benefits, projections regarding the number of participants in and beneficiaries of the Company’s employee and retiree benefit plans, black lung claims incidence, the number of dependents of mine workers for whom benefits are provided, actual retirement experience of the former coal operation’s employees, actual medical and legal expenses relating to benefits, changes in inflation rates (including medical inflation) and interest rates, changes in mortality and morbidity assumptions, mandatory or voluntary pension plan contributions, discovery of new facts relating to civil suits, the addition of claims or changes in relief sought by adverse parties, the cash, debt and tax position and growth needs of the Company, the demand for capital by the Company and the availability and cost of such capital, the nature of the Company’s hedging relationships, the financial performance of the Company, utilization of third-party advisors and the ability of the Company to hire and retain corporate staff, changes in employee obligations, overall domestic and international economic, political, social and business conditions, capital markets performance, the strength of the U.S. dollar relative to foreign currencies, foreign currency exchange rates, changes in estimates and assumptions underlying the Company’s critical accounting policies, anticipated return on assets, inflation, the promulgation and adoption of new accounting standards and interpretations, seasonality, pricing and other competitive industry factors, labor relations, fuel prices, new government regulations and interpretations of existing regulations, legislative initiatives, judicial decisions, issuances of permits, variations in costs or expenses and the ability of counterparties to perform.  The information included in this release is representative only as of the date of this release, and The Brink’s Company undertakes no obligation to update any information contained in this release.

THE BRINK’S COMPANY
and subsidiaries

Condensed Consolidated Statements of Income
 (Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions, except per share amounts)	2008	2007	2008	2007

Revenues	$759.5	756.8	3,163.5	2,734.6

Cost and expenses:
Cost of revenues	595.7	593.0	2,505.1	2,194.9
Selling, general and administrative expenses	103.7	105.1	434.5	379.8
Total expenses	699.4	698.1	2,939.6	2,574.7
Other operating income, net	9.3	1.9	4.6	1.1

Operating profit	69.4	60.6	228.5	161.0

Interest expense	(3.2)	(2.9)	(12.0)	(10.8)
Interest and other income (expense), net	(1.5)	3.8	8.1	10.5
Income from continuing operations before income taxes
and minority interest	64.7	61.5	224.6	160.7
Provision for income taxes	16.1	17.4	53.0	59.5
Minority interest	9.9	8.3	39.8	22.8

Income from continuing operations	38.7	35.8	131.8	78.4

Income (loss) from discontinued operations, net of tax	(2.2)	18.6	51.5	58.9

Net income	$36.5	54.4	183.3	137.3

Basic earnings per common share:
Continuing operations	$0.83	0.77	2.85	1.68
Discontinued operations	(0.04)	0.40	1.11	1.27
Net income	0.79	1.17	3.96	2.95

Diluted earnings per common share:
Continuing operations	$0.83	0.76	2.82	1.67
Discontinued operations	(0.04)	0.40	1.10	1.25
Net income	0.78	1.15	3.93	2.92

Weighted-average common shares outstanding:
Basic	46.6	46.7	46.3	46.5
Diluted	46.7	47.1	46.7	47.0

THE BRINK’S COMPANY
and subsidiaries
(Unaudited)

Segment Information
	Three Months Ended				Percentage
	December 31,				Change
(In millions)	2007	Constant Currency Change	Currency Change	2008	As Reported	Constant-Currency

Revenues:
International	$525.0	65.4	(60.5)	529.9	0.9%	12.5%
North America	231.8	6.8	(9.0)	229.6	(0.9%)	2.9%
Revenues	$756.8	72.2	(69.5)	759.5	0.4%	9.5%

Operating profit:
International	$56.8	(3.2)	(5.2)	48.4	(14.8%)	(5.6%)
North America	19.6	1.9	(0.7)	20.8	6.1%	9.7%
Segment operating profit	76.4	(1.3)	(5.9)	69.2	(9.4%)	(1.7%)
Corporate expense, net	(12.5)	0.5	-	(12.0)	(4.0%)	(4.0%)
Former operations	(3.3)	15.5	-	12.2	NM	NM
Operating profit	$60.6	14.7	(5.9)	69.4	14.5%	24.3%

	Years Ended				Percentage
	December 31,				Change
(In millions)	2007	Constant Currency Change	Currency Change	2008	As Reported	Constant-Currency

Revenues:
International	$1,848.3	285.5	97.5	2,231.3	20.7%	15.4%
North America	886.3	45.1	0.8	932.2	5.2%	5.1%
Revenues	$2,734.6	330.6	98.3	3,163.5	15.7%	12.1%

Operating profit:
International	$152.9	58.0	4.1	215.0	40.6%	37.9%
North America	70.4	(13.6)	0.1	56.9	(19.2%)	(19.3%)
Segment operating profit	223.3	44.4	4.2	271.9	21.8%	19.9%
Corporate expense, net	(48.4)	(6.9)	-	(55.3)	14.3%	14.3%
Former operations	(13.9)	25.8	-	11.9	NM	NM
Operating profit	$161.0	63.3	4.2	228.5	41.9%	39.3%

Supplemental disclosure of constant-currency change in earnings presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of currency exchange rates.  The company believes that this information may be helpful to investors in understanding the performance of the company’s operations.  The limitation of this measure is that the effects of changes in values of foreign currencies are a component of the change in reported earnings amounts from period to period and these changes are excluded from the constant-currency analysis.  This supplemental non-GAAP information does not affect net income or any other reported amounts.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

THE BRINK’S COMPANY
and subsidiaries
(Unaudited)

Supplemental Financial Information
	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
(In millions)	2008	2008	2008	2008	Full Year
Revenues:
International	$562.5	563.1	575.8	529.9	2,231.3
North America	230.3	234.7	237.6	229.6	932.2
Revenues	$792.8	797.8	813.4	759.5	3,163.5
Segment operating profit:
International	$68.6	41.7	56.3	48.4	215.0
North America	13.4	10.9	11.8	20.8	56.9
Segment operating profit	$82.0	52.6	68.1	69.2	271.9
Segment operating margin:
International	12.2%	7.4%	9.8%	9.1%	9.6%
North America	5.8%	4.6%	5.0%	9.1%	6.1%
Segment operating margin	10.3%	6.6%	8.4%	9.1%	8.6%

	Three Months Ended
	March 31,	June 30,	September 30,	December 31,
(In millions)	2007	2007	2007	2007	Full Year
Revenues:
International	$414.6	440.2	468.5	525.0	1,848.3
North America	211.2	219.1	224.2	231.8	886.3
Revenues	$625.8	659.3	692.7	756.8	2,734.6
Segment operating profit:
International	$32.7	28.2	35.2	56.8	152.9
North America	18.3	14.7	17.8	19.6	70.4
Segment operating profit	$51.0	42.9	53.0	76.4	223.3
Segment operating margin:
International	7.9%	6.4%	7.5%	10.8%	8.3%
North America	8.7%	6.7%	7.9%	8.5%	7.9%
Segment operating margin	8.1%	6.5%	7.7%	10.1%	8.2%

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

INTEREST AND OTHER INCOME (EXPENSE), NET

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions)	2008	2007	2008	2007

Interest income	$5.5	3.2	15.0	8.7
Other-than-temporary impairment of marketable securities	(7.1)	-	(7.1)	-
Other, net	0.1	0.6	0.2	1.8
Interest and other income (expense), net	$(1.5)	3.8	8.1	10.5

FORMER OPERATIONS – INCLUDED IN CONTINUING OPERATIONS

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions)	2008	2007	2008	2007

Gain on sale of coal assets(a)	$12.2	0.1	13.1	0.4
Postretirement medical plans	(0.8)	(1.5)	(3.7)	(8.0)
Pension	1.6	(0.6)	6.7	(1.7)
Administrative, legal and other, net	(0.8)	(1.3)	(4.2)	(4.6)
Former operations income (expense), net	$12.2	(3.3)	11.9	(13.9)
(a)	Amounts in the fourth quarter and year ended December 31, 2008 include gain recognized on the transaction with Massey Energy Company.

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

CORPORATE EXPENSE, NET

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions)	2008	2007	2008	2007

General and administrative	$(10.1)	(11.4)	(44.5)	(45.3)
Foreign exchange transaction gains (losses), net	(2.8)	0.3	(8.4)	0.5
Pension and other postretirement costs	(0.5)	(0.3)	(0.4)	(1.3)
Strategic reviews and proxy matters	-	(1.5)	(4.8)	(3.6)
Royalty income:
BHS	1.1	-	1.1	-
Other	0.3	0.4	1.7	1.3
Corporate expense, net	$(12.0)	(12.5)	(55.3)	(48.4)

THE BRINK’S COMPANY
and subsidiaries

Supplemental Financial Information (continued)
(Unaudited)

SELECTED CASH FLOW INFORMATION

	Three Months Ended		Years Ended
	December 31,		December 31,
(In millions)	2008	2007	2008	2007

Depreciation and amortization:
International	$21.3	22.6	90.5	79.7
North America	8.2	7.6	31.4	29.9
Corporate	0.2	-	0.4	0.4
Depreciation and amortization	$29.7	30.2	122.3	110.0

Capital expenditures:
International	$31.0	32.1	112.7	94.8
North America	14.9	16.3	52.4	46.8
Corporate	-	-	0.2	0.2
Capital expenditures	$45.9	48.4	165.3	141.8

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS
 (Unaudited)

Net Debt (Cash) reconciled to GAAP measures

	December 31,
(In millions)	2008	2007

Short-term debt	$7.2	12.4
Long-term debt	181.4	100.2
Debt	188.6	112.6
Less cash and cash equivalents	(250.9)	(196.4)
Net Debt (Cash)	$(62.3)	(83.8)

Net Debt (Cash) is utilized by management as a measure of the company’s financial leverage and the company believes that investors also may find Net Debt (Cash) to be helpful in evaluating the financial leverage of the company.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated balance sheets in the company’s report on Form 10-K for the year ended December 31, 2008.

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS (continued)
(Unaudited)

Organic Revenue Growth

	Three Months Ended	% change	Years Ended	% change
(In millions)	December 31,	from prior period	December 31,	from prior period

2006 revenues	$632.1	15	2,354.3	11
Effects on revenue of:
Organic revenue growth	62.7	10	212.9	9
Acquisitions and dispositions, net	6.6	1	24.8	1
Changes in currency exchange rates	55.4	9	142.6	6
2007 revenues	756.8	20	2,734.6	16
Effects on revenue of:
Organic revenue growth (a)	70.7	9	313.3	11
Acquisitions and dispositions, net	1.5	-	17.3	1
Changes in currency exchange rates	(69.5)	(9)	98.3	4

2008 revenues	$759.5	-	3,163.5	16
(a)
Excluding $51 million of revenue from the completed currency conversion project in Venezuela, organic revenue growth for the year ended December 31, 2008 was 10%.  In the fourth quarter of 2007, revenue from the currency conversion project was $4 million.

THE BRINK’S COMPANY
and subsidiaries

NON-GAAP RECONCILIATIONS (continued)
(Unaudited)

Organic Revenue Growth by Region
	Three Months Ended	Organic Revenue	Acquisitions and	Changes in	Three Months Ended
(In millions)	Dec. 31, 2007	Growth	Dispositions, Net	Exchange Rates	Dec. 31, 2008
4Q 2008 Compared to 4Q 2007
International
EMEA	$328.5	28.5	-	(38.9)	318.1
Latin America	179.3	35.8	-	(20.4)	194.7
Asia Pacific	17.2	1.1	-	(1.2)	17.1
Total International	525.0	65.4	-	(60.5)	529.9
North America	231.8	5.3	1.5	(9.0)	229.6

Total	$756.8	70.7	1.5	(69.5)	759.5

	Year Ended	Organic Revenue	Acquisitions and	Changes in	Year Ended
(In millions)	Dec. 31, 2007	Growth	Dispositions, Net	Exchange Rates	Dec. 31, 2008
2008 Compared to 2007
International
EMEA	$1,191.5	78.4	11.7	77.3	1,358.9
Latin America	594.2	186.4	1.0	19.0	800.6
Asia Pacific	62.6	8.0	-	1.2	71.8
Total International	1,848.3	272.8	12.7	97.5	2,231.3
North America	886.3	40.5	4.6	0.8	932.2

Total	$2,734.6	313.3	17.3	98.3	3,163.5

The supplemental organic revenue growth information presented above is non-GAAP financial information that management uses to evaluate results of existing operations without the effects of acquisitions, dispositions and currency exchange rates.  The company believes that this information may be helpful to investors in understanding the performance of the company’s operations.  The limitation of this measure is that the effects of acquisitions, dispositions and changes in values of foreign currencies cannot be completely separated from changes in prices (which include the effects of inflation) and volume of a unit’s base business.  This supplemental non-GAAP information does not affect net income or any other reported amounts.  This supplemental non-GAAP information should be reviewed in conjunction with the company’s consolidated statements of operations.

Estimates

The financial information set forth in this release reflects estimates based on information currently available.  While The Brink’s Company believes these estimates to be appropriate, these amounts could differ materially from actual reported amounts in The Brink’s Company’s Form 10-K for the year ended December 31, 2008.  Information in this release is unaudited and should be viewed as preliminary until the audited financial statements in our 10-K are filed.

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